State of Delaware
Secretary of State
Division of Corporations
Delivered 06:16 PM 01/18/2008
FILED 06:06 PM 01/18/2008
SRV 080063859 – 4458744 FILE

CERTIFICATE OF FORMATION

OF

FEG ABSOLUTE ACCESS FUND LLC

This Certificate of Formation of FEG Absolute Access Fund LLC (the “LLC”), dated as of January 17, 2008, is being duly executed and files by Scott B. Harsh as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST.            The name of the limited liability company formed hereby is FEG Absolute Access Fund LLC.

SECOND.       The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.           The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the first above written.

/s/ Scott B. Harsh
Scott B. Harsh
Authorized Person